                                                                    Exhibit (99)

Cardinal Bankshares Corporation
101 Jacksonville Circle
Floyd, Virginia 24091
--------------------------------------------------------------------------------

Contact:         Leon Moore                            Telephone: (540) 745-4191
                 Chairman of the Board and CEO         FAX: (540) 745-4133

                 Ray A. Fleming
                 Executive Vice President and CFO

June 12, 2003           Traded: OTC Bulletin Board     Symbol: CDBK
For Immediate Release

Cardinal Bankshares Corporation Announces 10% Increase In Cash Dividend On Common Stock

FLOYD, VA - Cardinal Bankshares Corporation (OTC Bulletin Board:CDBK), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.22 per share. Leon Moore, chairman and chief executive officer reported, "Once again we are pleased to share the Company's success with our shareholders. The dividend declared by the board of directors represents a 10 percent increase over the $.20 per share paid in June of 2002."

The cash dividend is payable on June 30, 2003, to shareholders of record as of the close of business on June 25, 2003.

"The dividend approved yesterday represents the board's confidence in the financial strength and future growth prospects of the company," added Ray Fleming, executive vice president and chief financial officer.

Cardinal Bankshares Corporation (OTC Bulletin Board:CDBK) had assets of $189 million and stockholders' equity of $24 million at March 31, 2003. Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke and Willis, Virginia.

                                      ****

                                       1